DIAMOND HILL FUNDS
NOMINATING AND GOVERNANCE COMMITTEE CHARTER

PURPOSE
The purposes of the Nominating and Governance Committee (the “Committee”) of the Board of Trustees (the “Board”) of the Diamond Hill Funds (the “Trust”) are to:

•	identify and screen individuals to become members of the Board;

•	receive and evaluate recommendations for potential Board members from shareholders;

•	recommend to the Board the trustee nominees to be appointed by the Board or elected by shareholders;

•	recommend to the Board the membership composition and structure of Board committees;

•	develop and recommend to the Board the corporate governance guidelines applicable to the Trust;

•	oversee the annual evaluation of the Board;

•	review and recommend trustee compensation to the Board; and
•    handle other matters as the Board deems appropriate.

MEMBERS
The Committee shall consist of at least three members and be composed entirely of independent trustees. For purposes of the Committee, a Trustee is independent if he or she is not an “interested person” of the Trust as that term is defined in the 1940 Act.

RESPONSIBILITIES
The Committee’s principal responsibilities are to:

•
Identify and evaluate prospective candidates for the Board, including those individuals recommended by shareholders. Individuals recommended by shareholders shall be evaluated using the same criteria as individuals nominated by the Board, the Committee, management or other sources. In selecting nominees, the Committee may consider the factors it deems appropriate, including, without limitation: independence, judgment, skills, diversity, character, community involvement, financial expertise, business experience, experience with similarly-sized companies, experience and skill relative to other Board members, and ability to meet the long term interests of the Trust and its shareholders.

•	Consider and recommend to the Board the appropriate size of the Board, and retirement and other tenure policies for trustees.

•
Review the structure and composition of the Board’s other committees, including the qualifications and independence of their members, and make recommendations to the Board with respect to such matters.

•	Review directorships in other public companies held by or offered to trustees of the Trust.

•	Monitor the Trust’s receipts and consideration of trustee nominations by shareholders and other persons.

•	From time to time evaluate the performance of the Committee and the adequacy of the Committee’s charter.

•	Adopt, as the Committee deems necessary, policies and procedures regarding the nomination process.

•	Determine the Committee Chairperson

•
Annually, review the adequacy of the Trust’s Fund Governance Guidelines and recommend any proposed changes to the Board for approval and consider any other corporate governance issues that arise from time to time and develop appropriate recommendations for the Board.

•	Review and recommend to the Board Trustee and Chairperson compensation.

OUTSIDE ADVISORS
The Committee shall have the authority to retain such outside counsel, experts, and other advisors, including search firms to identify trustee candidates, as it determines appropriate to assist it in the full performance of its functions. The Trust will provide appropriate funding, as determined by the Committee, for payments to any such persons retained by the committee.

MEETINGS
The Committee shall meet at least annually, and at such other times as its chairperson deems necessary or appropriate. A majority of the Committee shall constitute a quorum. Meetings of the Committee may be held through the use of communications equipment if all persons participating can hear each other. The Committee may act by a majority of its members at a meeting, or without a meeting if all members of the Committee consent to the action in writing. The Committee may invite to meetings or exclude from meetings any members of management, other trustees, consultants or other persons as it deems necessary or desirable. Minutes shall be kept by the Committee and filed with the minutes of the Board. The Committee shall make reports to the Board on its activities at such times as the Committee deems appropriate and at any time upon the request of the Board.

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Last Amended: November 2018